QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

UGC Acquires Liberty Media International's Interests
In European Operators Telenet and Chorus

        Denver, Colorado—December 20, 2004:    UnitedGlobalCom, Inc. ("UGC") (Nasdaq: UCOMA) and Liberty Media International, Inc. ("LMI") (Nasdaq: LBTYA, LBTYB) today announced transactions involving LMI's indirect interests in Telenet Group Holding N.V. ("Telenet"), Belgium's largest cable television operator, and Chorus Communications Limited ("Chorus"), a major pay television provider in Ireland.

        In the first transaction, indirect wholly-owned European subsidiaries of UGC ("UGC Newcos") first acquired from LMI various debt instruments of Cable Partners Europe ("CPE") and one of its subsidiaries and then participated with CPE in a restructuring which resulted in the UGC Newcos now holding a 78.4% common equity interest and 100% preferred equity interest in Belgian Cable Investors ("BCI"). BCI in turn holds an indirect 14.1% interest in Telenet. The aggregate consideration to complete the transactions above was approximately $143 million, of which $121 million was paid to LMI. As a result of the transactions above, the UGC Newcos have appointed two representatives to the board of Telenet and will benefit from certain rights related to governance and the potential acquisition of additional equity in Telenet. Telenet is Belgium's largest cable operator with approximately 2.5 million video, voice and broadband Internet RGUs. The total consideration paid by the UGC Newcos for the interest in BCI represents a multiple of approximately 7.8 times Telenet's 2004 EBITDA on a nine-month annualized basis.

        In the second transaction, UGC has acquired LMI's 100% ownership interest in Chorus for 6.4 million shares of UGC Class A common stock valued at approximately $55 million. Chorus is Ireland's second largest cable television and MMDS operator providing video, voice and broadband Internet services to over 200,000 RGUs. Chorus also had €80.1 million of indebtedness for borrowed money at October 31, 2004. The purchase price for Chorus represents a multiple of approximately 6.9 times estimated 2004 EBITDA.

        Mike Fries, President and Chief Executive Officer of UGC, said, "These acquisitions strengthen our position as the leading broadband operator in Europe. Telenet is one of the most attractive stand-alone assets in our business with a triple play strategy and results that largely mirror our own. And we will consolidate meaningful operating cash flow from Chorus."

        "This transaction reinforces UGC's position as our primary European broadband vehicle," stated John C. Malone, President and Chief Executive Officer of LMI. Mr. Malone went on to say, "The Telenet and Chorus management teams have done an outstanding job growing their respective businesses and delivering superior broadband services to their customers. These teams now have the opportunity to benefit from UGC's significant scale, operating efficiency and expertise."

        A committee of UGC's independent directors who were advised by Morgan Stanley approved both transactions.

About UnitedGlobalCom

        UGC is a leading international provider of video, voice, and broadband Internet services with operations in 14 countries, including 11 countries in Europe. Based on the Company's operating statistics at September 30, 2004, UGC's networks reached approximately 15.5 million homes passed and served over 11.1 million RGUs, including approximately 9.1 million video subscribers, 761,000 telephone subscribers and 1.3 million broadband Internet subscribers.

About Liberty Media International

        LMI owns interests in broadband distribution and content companies operating outside the U.S., principally in Europe, Asia and Latin America. Through its subsidiaries and affiliates, LMI is one of the largest cable television operators outside the U.S. in terms of video subscribers. LMI's businesses include UnitedGlobalCom, Inc., Jupiter Telecommunications Co., Ltd., Jupiter Programming Co., Ltd., Liberty Cablevision of Puerto Rico Ltd. and Pramer S.C.A.

        Forward-Looking Statements: Except for historical information contained herein, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the assumed ability to successfully integrate the Telenet and Chorus acquisitions. These forward looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements, including our ability to successfully operate and integrate the Chorus system, the continued operation of Telenet (which we do not control) along projected levels, continued use by subscribers and potential subscribers of the Chorus and Telenet's services, and our ability to achieve expected operational efficiencies and economies of scale. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

For further information please contact:

Richard S.L. Abbott Investor Relations—UGC Denver (303) 220-6682 ir@unitedglobal.com	Claire Appleby Investor Relations—UGC Europe +44 20 7 838 2004 ir@ugceurope.com
Bert Holtkamp Corporate Communications—UGC Europe + 31 (0) 20 778 9447 communications@ugceurope.com	Mike Erickson Investor Relations—LMI 800-783-7676 mike@libertymedia.com

QuickLinks

UGC Acquires Liberty Media International's Interests In European Operators Telenet and Chorus